Exhibit 2.2

AMENDED AND RESTATED OPERATING AGREEMENT

OF

ROCK FUND VII-A, LLC

a Delaware limited liability company

This Amended and Restated Operating Agreement is entered into as of the date set forth on the signature pages hereto, by and among Rock Fund VII-A, LLC, and the members set forth on the signature pages hereto.

Article I. DEFINED TERMS

The following capitalized terms shall have the meanings specified. Capitalized terms not defined in this Agreement shall have the meanings specified in the Act.

“Act” means the Delaware Limited Liability Company Act, as amended from time to time (or any corresponding provisions of succeeding Law).

“Affiliate” means with respect to any entity, (a) a Person directly or indirectly controlling, controlled by, or under common control with such entity; (b) a Person owning or controlling ten percent (10%) or more of the outstanding voting securities or beneficial interests of such entity; and (c) a shareholder, officer, director, partner, trustee, member, manager, or employee of such entity or any Person referred to in subsections (a) or (b). The Affiliate of a Person’s Affiliate is also that Person’s Affiliate.

“Agreement” means this Operating Agreement, as amended from time to time.

“Assignee” means a Person who has acquired an Economic Interest in the Company but is not a Member.

“Assumed Tax Rate” means the highest effective marginal combined federal, state and local income tax rate for the calendar year involved applicable to any individual resident in the United States (taking into account the deductibility of state and local income taxes for federal income tax purposes and any other generally available tax benefits).

“Capital Account” means the account to be maintained by the Company for each Member and the Managing Member, as applicable, in accordance with the following provisions:

(i)	a Member's or the Managing Member’s Capital Account shall be credited with the amount of money and the fair market value of any property contributed to the Company (net of liabilities secured by such property that the Company either assumes or to which such property is subject) by such Member or Managing Member, the amount of any Company unsecured liabilities assumed by the Member or the Managing Member, the Member's or the Managing Member’s distributive share of Profit, and any item in the nature of income or gain specially allocated to the Member or the Managing Member, as applicable, pursuant to the provisions of Section 4.1(b)(4) (other than Section 4.2(c)); and

(ii)	a Member's or Managing Member’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Member or Managing Member (net of liabilities secured by such distributed property that the Member or Managing Member, as applicable, either assumes or to which such property is subject), the amount of any unsecured liabilities of the Member or Managing Member assumed by the Company, the Member's or Managing Member’s distributive share of Loss, and any item in the nature of expenses or losses specially allocated to the Member or Managing Member pursuant to the provisions of Section 4.1(b)(4) (other than Section 4.2(c)).

If the book value of Company property is adjusted pursuant to Section 4.2(f), the Capital Account of each Member and the Managing Member shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Members and the Managing Member shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation, as it may from time to time be amended.

If any Economic Interests are transferred pursuant to the terms of this Agreement, the Assignee, or the assignee of the Managing Member, as applicable, shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Economic Interest.

“Capital Contribution” means any money or property that a Member contributes to the Company as capital in that Member's capacity as a Member pursuant to an agreement between the Member and the Company, including an agreement as to value.

“Carried Distribution” means the distributions made to the Managing Member in respect to its Carried Interest.

“Carried Interest” means the portion of the Profit or Loss, and distributions of the Company allocated to the Managing Member pursuant to Section 4.1.

“Cash Flow” means Cash Flow from Operations and Cash Flow from Sales.

“Cash Flow from Operations” means all cash derived from the operations of the Company, including, without limitation, (a) dividends, (b) interest, (c) rental income, (d) all other cash generated from operations, and (e) all other cash flow that does not constitute Cash Flow from Sales.

“Cash Flow from Sales” means all cash derived from the sale or refinancing of any real estate held by the Company, the Company’s securities and other assets.

“Clawback Payment” has the meaning set forth in Section 4.1(b)(3).

“Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding revenue law.

“Company” means the limited liability company formed by this Agreement.

“Economic Interest(s)” means a Member’s right and obligation to share in the income, gains, losses, deductions, credits, or similar items of the Company, and to receive distributions from the Company, as based on such Member’s Percentage Interest, but does not include any other rights of a Member including, without limitation, the right to vote, or any right to information concerning the business and affairs of the Company.

“Involuntary Withdrawal” has the meaning provided in Section 6.2(b).

“Managing Member” means the Person designated as such in Article V.

“Member” means any Person who executes this Agreement, or a counterpart, as a Member (including the Managing Member), and is admitted as a Member, and if relevant, the successors-in-interest of such Member.

“Membership Interest(s)” means a Member's aggregate rights in the Company, as based on such Member’s Percentage Interest, including the Member's Economic Interest, any right to vote or participate in management, and any right to information concerning the business and affairs of the Company.

“Negative Capital Account” means a Capital Account with a balance of less than zero.

“Operating Account” means the Company’s account into which Capital Contributions shall be transferred from the Subscription Holding Account, for use for Operating Expenses, Organizational Expenses, or to acquire assets.

“Operating Expenses” means all ongoing expenses incurred for the benefit of the Company, whether incurred directly by the Company, the Managing Member and/or its Affiliates, or by third-party providers, including without limitation (i) legal, audit and accounting expenses (including audit, and financial statement or tax preparation services provided by the Managing Member, its Affiliates or firms affiliated with the Managing Member or its Affiliates, and costs of licensing or purchasing accounting software); (ii) bank charges; (iii) costs of holding Member Meetings; (iv) all transaction fees and costs related to the purchase and sale of assets incident to carrying out the purposes of the Company, including, but not limited to, real estate commissions paid to third parties and to the Managing Member; (v) the Asset Management Fee; (vi) the Property Management Fee; (vii) the Disposition Fee; (viii) expenses incurred in conducting a due diligence investigation of any real property or potential investment assets, including, but not limited to, the costs of appraisals, engineering reports, environmental assessments and other reports, third party consulting fees and related travel expenses; (ix) legal fees, consulting fees, reporting fees, travel and other out-of-pocket expenses relating to the acquisition, holding, refinancing and disposition of any real property or other assets acquired by the Company, and any other transaction involving any real property or assets acquired by the Company (whether or not consummated) and extraordinary expenses, including but not limited to indemnification and litigation, custodian fees, taxes, and insurance; (x) construction management costs and reimbursements; (xi) all other costs and expenses incurred by the Managing Member or its Affiliates in connection with the operation of the Company, including, but not limited to, the cost of director and officer liability insurance and other insurance policies, and (xii) property taxes, insurance, maintenance and repair, association fees, financing and interest charges, as well as other operating expenses.

“Organizational Expenses” means the costs and expenses incurred by the Managing Member or its Affiliates, in connection with the formation and organization of the Company, the preparation of this Agreement, and the preparation, administration and marketing of the offering documents for the marketing and sale of Membership Interests in the Company (including, but not limited to, legal, accounting, filing, private placement fees, broker’s fees, underwriting fees, crowd fund platform fees and transfer agent fees).

“Partially Adjusted Capital Account” means, with respect to any Member and the Managing Member, and any fiscal year, the aggregate Capital Account for such Member and Managing Member as of the beginning of such fiscal year, adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) with respect to such fiscal year but before giving effect to any allocations of Profit or Loss, or items of income, gain, loss and deduction for such fiscal year.

“Percentage Interest” means, as to any Member, the percentage that the Capital Contributions made with respect to their Economic Interest (whether by such Member, or such Member’s predecessor-in-interest), bears to the total Capital Contributions made with respect to all outstanding Economic Interests, subject to any adjustments made pursuant to any applicable provision of this Agreement.

“Permitted Transfers” include a Transfer of all or a portion of a Member’s Membership Interests (a) to a trust or other entity for the sole benefit of such Member and/or his or her spouse or issue, provided that the transferring Member continues to have sole voting control over such transferred Units; (b) to the spouse or lineal descendants of the Member as the result of a death of a Member; (c) to any entity controlled by the Member; or (d) in the case an original Member is an entity, to the owners of such entity that were owners of such entity as of the original date of this Agreement.

“Person” includes individuals and entities (be they a corporation, partnership, association, limited liability company, trust, estate, or other entity).

“Positive Capital Account” means a Capital Account with a balance greater than zero.

“Preferred Return” means the return to a Member that would accrue on Unreturned Capital at eight percent (8%) per annum (cumulative, but not compounded); provided, however, such amount shall not begin to accrue on any Capital Contribution, or any portion thereof, as applicable, until such time as the Company transfers such Capital Contribution, or portion thereof, from the Subscription Holding Account into the Operating Account. The Preferred Return for a given Member can be calculated by ascertaining for each Capital Contribution applicable to the Economic Interest of such Member, the number equal to the Unreturned Capital applicable to such Capital Contribution, for each day following the date such Capital Contribution is transferred into the Operating Account, multiplying each day’s number by 8%, dividing each product by 365, and adding up the resulting amounts.

“Profit” and “Loss” mean, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with IRC Section 703(a), with the following adjustments:

(i)	all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to IRC Section 703(a)(1) shall be included in computing taxable income or loss;

(ii)	any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(iii)	any expenditures of the Company described in IRC Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(iv)	gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the book value as adjusted under Regulation Section 1.704-1(b) (“Adjusted Book Value”) of the property disposed of, notwithstanding the fact that the Adjusted Book Value differs from the adjusted basis of the property for federal income tax purposes;

(v)	in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the Adjusted Book Value of the asset; and

(vi)	notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 4.1(b)(4) shall not be taken into account in computing Profit or Loss.

“Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

“Subscription Holding Account” means the Company’s account into which all Capital Contributions shall be funded and shall remain, until such time as the Managing Member, in its sole discretion, transfers such Capital Contributions into the Operating Account.

“Substituted Member” means an individual who succeeds to a Member’s Membership Interest, and is accepted as a Substituted Member pursuant to the provisions of Section 6.1.

“Target Capital Account” means, with respect to any Member or the Managing Member, as of any date, an amount (which may be either a positive or a deficit balance) equal to the amount that such Member or the Managing Member would receive as a distribution if all assets of the Company as of such date were sold for cash equal to the book value of such assets on the books of the Company, all liabilities of the Company were satisfied to the extent required by their terms, and the net proceeds were distributed by the Company to the Members and the Managing Member pursuant to Section 4.1(b).

“Transfer” means, when used as a noun, any sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, to sell hypothecate, pledge, assign, or otherwise transfer.

“Unpaid Preferred Return” shall mean with regard to each Member, an amount equal to the total Preferred Return of such Member that has accrued through the end of the immediately preceding fiscal quarter, less the aggregate of all distributions to such Member, or such Member’s predecessor-in-interest, that are made as a payment of Preferred Return.

“Unreturned Capital” shall mean with regard to each Member, an amount equal to the total Capital Contributions made with respect to the Economic Interest of such Member, less the aggregate of all distributions to such Member, or such Member’s predecessor-in-interest, that are made as a return of capital.

“Voluntary Withdrawal” means a Member's disassociation from the Company by means other than a Transfer or an Involuntary Withdrawal.

“Withdrawal Distribution” means an amount equal to (a) the amount a Member would receive if the Managing Member were to liquidate the Company in an orderly manner (which amount shall be reasonably determined by the Managing Member, in its sole discretion), pay all of the Company’s liabilities, and distribute the resulting cash on hand pursuant to Section 7.2, less (b) a liquidation and redemption fee equal to 1% of such amount.

Article II. FORMATION AND NAME; OFFICE; PURPOSE; TERM

2.1.       Organization.

The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement. The Company has caused a Certificate of Formation to be prepared, executed, and filed with the Secretary of State of Delaware.

2.2.       Name of the Company.

The name of the Company shall be “Rock Fund VII-A, LLC”. The Company may do business under that name and under any other name or names that the Managing Member selects. If the Company does business under a name other than that set forth in its Certificate of Formation, the Company shall file and publish a fictitious business name statement as required by law.

2.3.       Purpose.

The Company is organized for the purpose of investing in office, industrial and multi-family properties primarily in Calgary and Edmonton, Alberta, Canada, however, the Company may, at the Managing Member’s discretion, invest in other types of properties and properties in other geographic areas.

2.4.       Term.

The Company shall continue in existence until dissolved as provided for in Section 7.1 of this Agreement (“Events of Dissolution”) or otherwise provided for under the Act.

2.5.       Principal Place of Business.

The Company's principal place of business is 180 Newport Center Drive, Suite 230, Newport Beach, CA 92660, or any other place the Managing Member selects.

2.6.       Resident Agent.

The name and address of the Company's resident agent in the State of California is Alexander Philips, 180 Newport Center Drive, Suite 230, Newport Beach, CA 92660.

Article III. FINANCIAL

3.1.       Capital Contributions.

Each Member has made the Capital Contribution to the Company as set forth in the subscription agreement it entered into with the Company.

3.2.       Subscription Holding Account and Operating Account.

All Capital Contributions shall be deposited into the Subscription Holding Account, and transferred into the Operating Account at such time as such Capital Contributions are required for Operating Expenses, Organizational Expenses, or to acquire assets. The Managing Member may, in its sole discretion, determine which Members’ Capital Contribution shall be transferred from the Subscription Holding Account to the Operating Account, and shall not be required to transfer Capital Contributions on a pro rata or first in basis. The Managing Member may base such determination on the size of the Capital Contribution made by the applicable Member, the timing of the Member’s Capital Contribution or on any other factors. The Preferred Return shall not commence accruing on any Capital Contributions until such time as the applicable Capital Contributions are transferred into the Operating Account.

3.3.       No Interest on Capital Contributions.

No Member shall be paid interest with respect to Capital Contributions.

3.4.       Return of Capital Contributions.

Except as otherwise provided in this Agreement, no Member shall have the right to receive the return of any Capital Contribution or withdraw from the Company, except upon the dissolution of the Company or, pursuant to Article VI of this Agreement.

3.5.       Capital Accounts.

A separate Capital Account shall be maintained for each Member and Assignee.

3.6.       Loans and Other Business Transactions.

Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Managing Member and the Member agree. Members may also transact other business with the Company and, in doing so, shall have the same rights and be subject to the same obligations arising out of any such business transaction as would be enjoyed by and imposed upon any Person, not a Member, engaged in a similar business transaction with the Company.

Article IV. PROFIT, LOSS, AND DISTRIBUTION

4.1.       Allocations of Profit and Loss and Distributions of Cash Flow.

(a)       Allocation of Profit and Loss.

Except as otherwise provided in this Agreement, after giving effect to the special allocations set forth in Section 4.2, for any fiscal year of the Company, any Profit and Loss shall be allocated among the Members and the Managing Member, so as to reduce, proportionately, the difference between their respective Target Capital Accounts and Partially Adjusted Capital Accounts as of the end of such fiscal year.

(b)       Distribution of Cash Flow and Other Cash. The Managing Member shall have the sole discretion to determine if and when Distributions shall be made.

(1)       Distribution of Cash Flow from Operations. If the Managing Member distributes Cash Flow from Operations, the same shall be distributed or paid with the order of priority as set forth below:

(i)       First, 100% to the Members pro rata in proportion to each Member’s Unpaid Preferred Return until such time as no Member has any Unpaid Preferred Return;

(ii)       Second, 100% to the Managing Member, until the Managing Member has cumulatively received an amount equal to the sum of thirty percent (30%) of the aggregate Preferred Return that has been paid to the Members; and

(iii)       Third, 70% to the Members (pro rata in proportion to their aggregate Capital Contributions) and 30% to the Managing Member.

Notwithstanding anything to the contrary set forth in this Section 4.1(b)(1), the Managing Member may, in its sole and absolute discretion, at anytime, defer the catch-up distribution to which it is entitled under Section 4.1(b)(1)(ii), and take all or a portion of such catch-up distribution from distributions of Cash Flow from Operations or from Cash Flow from Sales at any time after the Members no longer have any Unpaid Preferred Return.

(2)       Distribution of Cash Flow from Sales. If the Managing Member distributes Cash Flow from Sales, the same shall be distributed with the order of priority set forth below:

(i)          First, 100% to the Members pro rata in proportion to each Member’s Unpaid Preferred Return until such time as no Member has any Unpaid Preferred Return;

(ii)        Second, 100% to the Members pro rata in proportion to each Member’s Unreturned Capital, until such time as no Member has any Unreturned Capital;

(iii)       Third, 100% to the Managing Member, until the Managing Member has cumulatively received an amount equal to the sum of thirty percent (30%) of the aggregate Preferred Return that has been paid to the Members; and

(iv)       Fourth, 70% to the Members (pro rata in proportion to their aggregate Capital Contributions) and 30% to the Managing Member

Notwithstanding anything to the contrary set forth in this Section 4.1(b)(2), the Managing Member may, in its sole and absolute discretion, at anytime, defer the catch-up distribution to which it is entitled under Section 4.1(b)(2)(iii), and take all or a portion of such catch-up distribution from distributions of Cash Flow from Operations or from Cash Flow from Sales at any time after the Members no longer have any Unpaid Preferred Return.

The Managing Member may, in its reasonable discretion, determine whether a Distribution constitutes a Distribution From Cash Flow from Sales or a Distribution from Cash Flow from Operations.

(3)       Managing Member’s Clawback Obligation.

Within 30 days following the final distribution to the Members pursuant to Section 7.2, the Managing Member must restore funds to the Company (the “Clawback Payment”) for distribution to the Members to the extent that the Managing Member received cumulative Carried Distributions in excess of amounts otherwise distributable to it pursuant to the distribution formula set forth in Section 4.3, applied on an aggregate basis for each Member covering all distributions, either because (i) the distributions to a particular Member failed to provide a return of its Capital Contributions plus the cumulative return provided for in Sections 4.1(b)(1)(i) and 4.1(b)(2)(ii), or (ii) the aggregate distributions received by the particular Member have been sufficient to provide that Member with a return of its Capital Contributions plus the cumulative return provided for in Sections 4.1(b)(1)(i) and 4.1(b)(2)(ii), but the aggregate Carried Distributions received by the Managing Member with respect to that Member exceed 20% of the amount by which those aggregate distributions to that Member exceed the aggregate Capital Contributions made by that Member.  The Company shall distribute the Clawback Payment calculated for a Member pursuant to this Section 4.1(b)(3) to that Member.  Notwithstanding the foregoing, the amount of the Clawback Payment shall not exceed the aggregate amount of Carried Distributions received by the Managing Member under this Agreement multiplied by 100% minus the Assumed Tax Rate.

Upon final dissolution of the Company, the Managing Member shall contribute to the Company the amount, if any, by which Carried Distributions previously received by the Managing Member exceed the net amount of distributions properly made to it pursuant to Section 4.1(b) over the life of the Company (the “Clawback Obligation”).

(4)       Special Tax Distribution.

Notwithstanding any other provision in this Agreement, the Managing Member may, in its sole and absolute discretion, within seventy-five (75) calendar days after the end of each fiscal year, make a distribution (a “Special Tax Distribution”) to Members in an amount equal to the amount by which the assumed taxes on any allocation of Profit for the preceding fiscal year exceed the amount actually distributed to the Members with respect to that year. The amount of any future distribution (other than a Special Tax Distribution) the Members would otherwise be entitled to receive shall be reduced to the extent necessary to offset the Special Tax Distribution.

4.2.       Special Regulatory Allocations.

(a)       Section 704(b) Regulatory Allocations.

Notwithstanding the foregoing, no allocation of Profit or Loss under Section 4.1(a) will be made unless it would be considered, under the Treasury Regulations promulgated under Code Section 704(b) (the “704(b) Regulations”), either to have substantial economic effect, or to be in accordance with the Members’ interests in the Company. To the extent necessary to comply with the foregoing, in lieu of the allocations set forth in Section 4.1(a), the Managing Member may cause the Company’s Profit or Loss, or any items thereof, to be reallocated among the Members in such manner as the Managing Member may determine to be fair, appropriate and consistent with the provisions of the 704(b) Regulations, including without limitation the provisions of Treasury Regulations Section 1.704-2(f) (minimum gain chargeback), Section 1.704-2(i)(4) (partner nonrecourse debt minimum gain chargeback), and Section 1.704-1(b)(2)(ii)(d) (qualified income offset), each of which is incorporated herein by this reference.

(b)       Preventative Gross Income Allocation.

Special allocations of Profit (or items thereof) may be made to any Member if the Managing Member determines that such Member’s Capital Account would otherwise have a deficit capital account balance that (in absolute value) exceeds the maximum deficit balance that would be permitted under the 704(b) Regulations.

(c)       Limitation on Losses.

If any allocation of Loss (or any items thereof) would result in a Member’s Capital Account having a deficit balance that (in absolute value) exceeds the maximum deficit balance that would be permitted under the 704(b) Regulations, such Loss (or items thereof) will be reallocated to any other Members that have Capital Accounts that would not have such excess deficit balances.

(d)       Curative Allocations.

If any special allocations are made under Sections 4.2(a) through 4.2(c) (the “Regulatory Allocations”), the Managing Member may take such Regulatory Allocations into account in making subsequent allocations of Profit or Loss, and may make such further special allocations as may be necessary or appropriate so as to prevent the Regulatory Allocations from distorting the manner in which the Company distributions will be divided among the Members pursuant to this Agreement.

(e)       Intention to Comply with Regulations.

The Members intend for the Company’s allocations of Profit and Loss to comply with Code Sections 704(b) and 704(c) and the corresponding Regulations. Accordingly, the Members agree that, notwithstanding any other provision of this Agreement, the Company may revise such allocations to the extent the Managing Member determines, after consultation with the Company’s accountants or tax counsel, that such revision is necessary or desirable for the Company’s allocations to comply with the Code and Regulations.

(f)       IRC Section 754 Adjustment.

To the extent an adjustment to the tax basis of any Company asset pursuant to IRC Section 734(b) or IRC Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, at the discretion of the Managing Member, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis), and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that section of the Regulations.

(g)       Guaranteed Payments.

To the extent any compensation paid to any Member by the Company, is determined by the Internal Revenue Service not to be a guaranteed payment under IRC Section 707(c) or is not paid to the Member other than in the Person's capacity as a partner (Member) within the meaning of IRC Section 707(a), the Member shall be specially allocated gross income of the Company in an amount equal to the amount of that compensation, and the Member's Capital Account shall be adjusted to reflect the payment of that compensation.

(h)       Withholding.

All amounts required to be withheld pursuant to IRC Section 1446 or any other provision of federal, state, or local tax law shall be treated as amounts actually distributed to the affected Members for all purposes under this Agreement.

(i)       Income Tax Provisions.

The Members are aware of the income tax consequences of this Article IV. , and agree to be bound by these provisions in reporting their shares of Profit, Loss, and other items for federal and state income tax purposes.

4.3.       Liquidation and Dissolution.

(a)       Distribution Upon Liquidation.

Upon liquidation of the Company, the assets of the Company to be distributed to the Members, shall be distributed to the Members in accordance with the positive balances in their respective Capital Accounts, after giving effect to all Capital Contributions, distributions, and allocations for all periods. Distributions to the Members pursuant to this Section 4.3(a) shall be made in accordance with Regulation Section 1.704-1(b)(2)(ii)(b)(2).

(b)       No Obligation to Make Further Contributions.

No Member shall be obligated to restore a Negative Capital Account.

4.4.       General.

(a)       Timing and Amount of Distributions.

Except as otherwise provided in this Agreement, the Managing Member shall, in its sole discretion, determine the timing and amount of all Distributions.

(b)       Recipient of Distributions.

All Profit and Loss shall be allocated and all distributions shall be made to the Persons shown on the records of the Company to have been Members as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Member and the successor on the basis of the number of days each held the applicable Economic Interest during the taxable year. With respect to the allocation of Profit and Loss for years during which any Capital Contributions are made, the dates on which such Capital Contributions are made, shall be considered in determining the allocation of Profit and Loss among the Members applicable to such Capital Contributions.

(c)       Amendments.

Notwithstanding any provision in this Agreement to the contrary, and without the approval of the Members, the Managing Member is hereby authorized, upon the receipt of advice of the Company’s tax counsel or certified public accountant, to amend this Article IV. , to comply with the Code and the Regulations promulgated under IRC Section 704(b); provided, however, that no amendment shall materially affect distributions to a Member without the Member’s prior written consent.

Article V. MANAGEMENT: RIGHTS, POWER AND DUTIES

5.1.       Management.

(a)       Managing Member.

The Company shall be managed by TRP Management VII LLC, a Delaware limited liability company (the “Managing Member”).

(b)       Powers of the Managing Member.

The Managing Member shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to manage, control, administer, and operate the business and affairs of the Company and its assets, for the purposes herein stated, and to make all decisions affecting such business and affairs. The Managing Member’s power and authority shall include, without limitation, the power and authority:

(1)       to purchase, hold, mortgage, refinance, lease, operate, manage, improve, develop and sell real estate and other assets, and to enter into agreements with others with respect to such activities;

(2)       to mortgage assets, borrow money, obtain letters of credit, guarantee borrowings or letters of credit, or otherwise obligate the Company in respect of indebtedness or similar obligations;

(3)       to, notwithstanding any contrary provision in this Agreement, loan money to the Company at an interest rate comparable to the rate available from third parties;

(4)       to use the Company’s funds (a) to support investments or obligations of the Company, (b) to cover expenses of the Company, (c) to make distributions to Members and the Managing Member, and (d)  for any other purposes in exercising the rights, responsibilities or powers of the Managing Member;

(5)       to cause or allow the legal title to, or any legal or equitable interest in any asset of the Company to remain or be vested or registered in the name of any other Person, whether in trust for or as agent or nominee of the Company, or otherwise for its account or benefit;

(6)       to commence and defend all actions brought by or against the Company, compromise such actions, enforce Company judgments, and compromise claims and assign claims for collection;

(7)       to enter into such agreements, contracts, documents and instruments with such parties (including Affiliates) and to give such receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto as the Managing Member may deem advisable, appropriate or convenient;

(8)       to engage and compensate any Affiliate of the Managing Member to conduct any right or power or duty of the Managing Member at the Managing Member’s sole discretion;

(9)       to assign all or any portion of fees due it under this Agreement, or its share of distributions, Profit or Loss, to third parties, including, but not limited to, one or more of its Affiliates;

(10)       to make any and all other expenditures that the Managing Member, in the sole and absolute discretion of the Managing Member, deems necessary or appropriate in connection with the management of the affairs of the Company and the performance of its obligations and responsibilities under this Agreement, including, without limitation, expenditures incurred in connection with the organization, financing, operation, winding up and dissolution of the Company;

(11)       to provide the Company with real estate broker services, leasing services and property management services;

(12)       to admit new Members, issue additional Membership Interests, or create and issue classes of Membership Interests, on such terms as the Managing Member may determine from time to time, and which may include rights, preferences and privileges senior to the rights, preferences and privileges of the existing Members; and

(13)       to enter into a separate agreement with any Member, which includes special, different and/or more favorable benefits than those provided to the other Members, including other Members holding the same class of Membership Interests, without disclosing such agreements to the other Members.

(c)       Limitation on Authority of Members.

(1)       Members Not Agents.

No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for or bind the Company solely by virtue of being a Member. This Section 5.1(c) supersedes any authority granted to the Members pursuant to any provision of the Act. Any Member who takes any action or binds the Company in violation of this Section 5.1(c) shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

(2)       Company May Act Through Others.

Without limiting the foregoing, the Company may carry out its objectives and accomplish its purposes as principal, whether by or through trustees, agents or Affiliates, alone or with associates, or as a member of or as a participant in any firm, association, trust, syndicate or other entity. Although the Company may engage in any or all of the above activities, the Company need not engage in any one or more of them.

(d)       Removal of Managing Member.

(1)       Removal upon dissolution, retirement resignation or bankruptcy.

The Managing Member shall be removed and cease to be a Managing Member of the Company upon the dissolution and winding up, voluntary retirement or resignation of the Managing Member, or upon the adjudication that the Managing Member is insolvent or bankrupt.

(2)       Removal for Cause.

The Managing Member may be removed at any time, but only for “cause” (as hereinafter defined), upon the vote of Members holding 75% or more of the Membership Interests at a meeting called expressly for that purpose, or by the written consent of such Members. The removal of the Managing Member shall not affect the Managing Member’s rights as a Member and shall not constitute a withdrawal of that Member.

For purpose of this Section, "cause" shall mean only the following:

(i)       The failure of the Managing Member to observe or perform any material covenant, condition or agreement to be observed or performed by it under this Agreement for a period of thirty (30) calendar days after written notice from other Members holding not less than a majority of the Membership Interests, which specifies the failure and requests that it be remedied; provided, however, if the failure stated in the notice is of such a nature that it cannot be corrected with reasonable diligence within the applicable period, the time period for curing such default shall be automatically extended if corrective action is instituted by the Managing Member within the applicable period and is diligently pursued until the event of default is corrected; or

(ii)       Proven fraud, dishonesty, bad faith, gross negligence, or recklessness by the Managing Member in the performance of any of its obligations hereunder.

(3)       Effective Date of Resignation or Retirement of Managing Member

Written notice of the date upon which resignation or retirement of the Managing Member shall become effective shall be given by the Managing Member to the Members at least thirty (30) calendar days before such date. Notwithstanding the foregoing sentence, the resignation and retirement of a Managing Member shall become effective immediately after the election by the Members of a new Managing Member even though the election is completed prior to the effective date of the resignation and retirement. If the Managing Member resigns, retires or is removed, its liability as Managing Member, if any, shall cease, and the Company promptly shall take all steps reasonably necessary to cause such cessation of liability.

(4)       Replacing a Retired or Removed Managing Member

If the Managing Member resigns, retires or is removed pursuant to the terms of the Agreement, and the Members elect to continue the business of the Company, nominations for a new Managing Member may be made by any of the Members. No person shall become a Managing Member unless elected by vote (which may be by written consent) of Members entitled to vote, holding a majority of the Membership Interests held by all Members entitled to vote. If a proposed Managing Member is not elected, nominations shall continue until a Managing Member is elected, or the Company has been dissolved pursuant to this Agreement.

(5)       Interests of Departing Managing Member

Following the resignation, retirement or removal of the Managing Member, the interests of the Managing Member shall be converted to those of a Member in his or its name or the name of his or its legal representative or designee. Following its resignation, retirement or removal, the Managing Member shall, in addition, be a special Member and in that capacity shall receive the distributions it would otherwise receive as the Managing Member under this Agreement.

(e)       Compensation and Reimbursement of Managing Member.

In consideration for the services rendered to the Company by the Managing Member, and in addition to the distributions provided in Section 4.1(a), the Managing Member shall be compensated or reimbursed as follows:

(1)       Organizational Expenses.

The Company shall pay or reimburse the Managing Member and its Affiliates for all Organizational Expenses.

(2)       Due Diligence Fee.

The Managing Member shall be paid a due diligence fee of $500,000 upon the closing of the initial offering of the Company’s membership interests.

(3)       Asset Management Fee

The Company shall pay to the Managing Member a monthly Asset Management Fee, equal, on an annualized basis, to 0.75% of the purchase price of the properties the Company holds (the “Asset Management Fee”).

(4)       Property Management and Leasing Fees.

The Company may engage one or more third parties to manage any of the real properties held by the Company, and may pay such third parties, on a monthly basis, a property management fee equal to the then current market rates, for traditional property management services (the “Property Management Fee”). The Managing Member or its Affiliates may, at the Managing Member’s discretion, provide property management services to the Company, in exchange for the Property Management Fee. The Company may also engage outside leasing agents to lease any real properties and pay a leasing commission equal to standard market rates. The Managing Member or its Affiliates may, at the Managing Member’s discretion, serve as leasing agent for any of the real properties, in which case, the Managing Member may receive a leasing commission up to standard market rates.

(5)       Acquisition Fee.

The Managing Member shall receive an acquisition fee equal to 1% of the purchase price and budgeted capital improvements of any properties purchased by the Company, which shall be paid at the closing of the acquisition of any property.

(6)       Disposition or Refinance Fee.

Upon the sale or refinance of any of the properties or other assets, the Managing Member shall receive a fee equal to 1% of the total sales price of such properties or assets, or a fee equal to 1% of the new loan amount.

(7)       Operating Expenses.

The Managing Member and/or its Affiliates will provide routine business services and office space. The Company shall pay, or reimburse the Managing Member or its Affiliates, as applicable, for all other Operating Expenses incurred for the benefit of the Company, whether incurred directly by the Company, the Managing Member and/or its Affiliates, or by third-party providers.

5.2.       Meetings of and Voting by Members.

(a)       Calling of Meetings.

A meeting of the Members may be called at any time by the Managing Member or by Members holding not less than a majority of the Membership Interests held by all of the Members. Meetings of Members shall be held, at the discretion of the Managing Member, by teleconference, or at the Company’s principal place of business or at any other place in Orange County, California, designated by the Managing Member. Not less than ten (10) nor more than sixty (60) calendar days before each meeting, the Person or Persons calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting which written notice may be provided by electronic mail. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice may waive notice, either before or after the meeting, by executing a waiver of such notice, or by appearing at and participating, in person or by proxy, in the meeting. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of Members entitled to vote, holding Membership Interests that aggregate more than fifty percent (50%) of all Membership Interests of Members entitled to vote, constitutes a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized agent. Notwithstanding anything to the contrary set forth in this Agreement, this Section shall not be interpreted to require that meetings of the Members be held, it being the intent of the Members that meetings of the Members are not required.

(b)       Affirmative Vote of Members.

Except as otherwise provided in this Agreement, the affirmative vote of Members entitled to vote, holding a majority of the Membership Interests held by all of the Members entitled to vote, shall be required to approve any matter for which the approval of the Members is required.

(c)       Action by Written Consents.

In lieu of holding a meeting, the Members may take action by written consents specifying the action to be taken, which consents must be delivered to the Company by Members entitled to vote, holding not less a majority of the Membership Interests held by all of the Members entitled to vote, or such greater percentage of the Membership Interests as may be otherwise required for approval in this Agreement.

(d)       Act Superseded.

Except as otherwise specified in this Agreement, any right to vote otherwise granted to the Members in the Act is hereby expressly negated.

5.3.       Liabilities.

(a)       Liabilities of the Members. Except to the extent it is required to contribute capital to the Company or as otherwise provided by the Act or this Agreement, no Member shall have any personal liability whatsoever in its capacity as a Member, whether to the Company, to any of the other Members or to the creditors of the Company, for the debts, liabilities, contracts or any other obligations of the Company or for any losses of the Company. The foregoing shall in no way limit the liability of a Member with respect to any breach by it of its obligations under this Agreement.

(b)       Liabilities of the Managing Member. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. Neither the Managing Member, its Affiliates, nor any liquidating trustee, shall have any personal liability whatsoever to the Company, any Member, or any Affiliate of any of them, on account of such Person’s status as the Managing Member, Affiliate or liquidating trustee, or by reason of such Person’s acts or omissions in connection with the conduct of the business of the Company, so long as such Person acts in good faith; provided, however, that nothing contained herein shall protect any such Person against any liability, as determined in a non-appealable final judgment, to which such Person would otherwise be subject by reason of (a) any act or omission of such Person that involves actual fraud or willful misconduct, or (b) any transaction not permissible under this Agreement, from which such Person derives any improper personal benefit.

5.4.       Indemnification of the Managing Member.

(a)       Indemnification. The Company, its receiver or its trustee, shall indemnify, defend and save harmless the Managing Member, any liquidating trustee, and their respective Affiliates (each, an “Indemnitee” and together, the “Indemnitees”) from any liability, loss or damage incurred by any Indemnitee by reason of any act performed or omitted to be performed by any Indemnitee in connection with the business of the Company, including, as and when incurred, costs and attorneys’ fees and any amounts expended in the settlements of any claims of liability, loss or damage; provided that if the liability, loss or claim arises out of any action or inaction of an Indemnitee: (a) such Indemnitee must have acted in good faith; and (b) the action or inaction does not constitute actual fraud or willful misconduct by such Indemnitee or a transaction from which such Indemnitee derived an improper personal benefit not permitted under this Agreement; and, provided further, that the indemnification shall be recoverable only from the assets of the Company and not any assets of the Members, except any undrawn or unpaid capital contributions of the Members, or any other amounts the Members may owe to the Company under this Agreement or the laws of the jurisdictions applicable to The Company. The Company may purchase and pay for insurance, including extended coverage liability and casualty and worker’s compensation, as would be customary for any person engaging in a similar business, and name the Indemnitees as additional or primary insured parties. The Company may grant rights to indemnification and to advancement of expenses to any employee or agent of the Company, the Managing Member, or any Affiliate, to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses.

(b)        Advancement of Expenses. The right to indemnification conferred in this Section shall be a contract right and shall include the right to require the Company to advance the expenses incurred by the Indemnitee in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of a proceeding shall be made only upon receipt by the Company of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Section or otherwise.

(c)       Nonexclusive Right. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute or agreement, or under any insurance policy obtained for the benefit of the Indemnitee.

(d)       Severability. If any provision of this Section is determined to be unenforceable in whole or in part, such provision shall nonetheless be enforced to the fullest extent permissible, it being the intent of this Section to provide indemnification to all Persons eligible hereunder to the fullest extent permitted under applicable law.

5.5.       Power of Attorney.

(a)       Grant of Power.

Each Member constitutes and appoints the Managing Member as the Member’s true and lawful attorney-in-fact (“Attorney-in-Fact”), and in the Member’s name, place, and stead, to make, execute, sign, acknowledge, and file:

(1)       all documents (including amendments to Certificate of Formation) that the Attorney-in-Fact deems appropriate to reflect any amendment, change, or modification of this Agreement;

(2)       all other certificates or other instruments required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction, including, without limitation, any certificate or other instruments necessary in order for the Company to continue to qualify as a limited liability company under the laws of the State of Delaware;

(3)       one or more fictitious business name statements;

(4)       all documents that may be required to dissolve and terminate the Company and to cancel its Certificate of Formation; and

(5)       amendments to this Agreement permitted under Section 10.12 of this Agreement.

(b)       Irrevocability. The foregoing power of attorney is irrevocable and is coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Member. It also shall survive the Transfer of a Membership Interest, except that if the Assignee is admitted as a Member, this power of attorney shall survive the delivery of the assignment for the sole purpose of enabling the Attorney-in-Fact to execute, acknowledge, and file any documents needed to effectuate the substitution. Each Member shall be bound by any representations made by the Attorney-in-Fact acting in good faith pursuant to this power of attorney, and each Member hereby waives any and all defenses that may be available to contest, negate, or disaffirm the action of the Attorney-in-Fact taken in good faith under this power of attorney.

Article VI. TRANSFER OF INTERESTS, WITHDRAWALS OF MEMBERS, REPURCHASE OF MEMBERSHIP INTERESTS

6.1.       Transfers of Membership Interests/Economic Interests.

(a)       Transfers of Membership Interests

Except as otherwise provided herein, no Member may Transfer all, or any portion of, or any interest or rights in, a Membership Interest unless (i) the Managing Member consents in writing to such transfer, which consent shall be granted in the reasonable discretion of the Managing Member, and (ii) such Transfer satisfies all requirements of applicable securities and other laws, which among other things, may, at the Managing Member’s discretion, require the Member to provide the Company with an opinion of legal counsel. Notwithstanding the foregoing, the Assignee shall only be deemed the holder of an Economic Interest, unless admitted as a Substituted Member pursuant to Section 6.1(b) below. The attempted Transfer of any portion or all of a Membership Interest in violation of the prohibition contained in this Section shall be deemed invalid, null and void, and of no force or effect, except to the extent any Transfer is mandated by applicable law and then only to the extent necessary to give effect to such Transfer.

(b)       Admission as a Substituted Member.

No purchaser, transferee, assignee, donee, devisee, legatee or successor to the interest of a Member shall be admitted as a Substituted Member until such person (a) elects to become such a Substituted Member by delivering a written notice of such election to the Managing Member; (b) obtains the written consent from the Managing Member, which consent shall be in the Managing Member’s sole judgment and discretion (provided, however, such written consent shall not be required in the case of a Permitted Transfer); (c) executes and acknowledges such instruments as the Managing Member deems necessary or advisable to effect the admission of such person as a Substituted Member, including without limitation the written acceptance and adoption by such person of the provisions of this Agreement; and (d) pays a transfer fee to the Company that is sufficient to cover all reasonable expenses connected with such sale, transfer or assignment and the admission of such person as a Substituted Member including, without limitation, legal fees and the cost of recording an amendment to this Agreement (if, in the view of the Managing Member, such amendment is required).

6.2.       Withdrawal of a Member.

(a)       No Voluntary Withdrawal.

No Member shall have the right or power to effect a Voluntary Withdrawal from the Company.

(b)       Involuntary Withdrawal.

The Managing Member may, at any time, by not less than ten (10) days' prior written notice, require any Member's Membership Interest to be withdrawn in part or in its entirety from the Company and for the Member to cease to be a Member of the Company (in the case of a withdrawal of a Member's Membership Interest in its entirety) if the Managing Member determines such withdrawal would be in the best interests of the Company.

6.3.       Effect of Involuntary Withdrawal.

(a)       Profit, Loss and Distributions upon Withdrawal. Effective on the date of the withdrawal of the withdrawing Member, such Person shall not have any rights to share in the Profit and Loss or the right to share in any distributions with respect to such withdrawn amount.

(b)       Withdrawal Distribution. Within sixty (60) days after an Involuntary Withdrawal, the Managing Member shall make a Withdrawal Distribution to the withdrawing Member. The Withdrawal Distribution may, in the sole discretion of the Managing Member, be effected (i) in cash, (ii) by transfer to the Member of certain portfolio securities or other assets of the Company, whether or not readily marketable, the fair market value of which would satisfy the Withdrawal Distribution, or (iii) in any combination of the foregoing. A portion of each Withdrawal Distribution, typically ten percent (10%), will be held by the Company until completion of the Company’s year-end audit for the year during which such withdrawal is made, with such balance being paid no later than thirty (30) days after the completion of the audit of the Company’s books for the year of the withdrawal. If the Member is deemed to have received a distribution in excess of the applicable value at the time of withdrawal, the Member will be required to refund the amount of the overpayment.

Article VII. DISSOLUTION, LIQUIDATION, AND TERMINATION OF THE COMPANY

7.1.       Events of Dissolution.

The Company shall be dissolved upon the happening of any of the following events:

(a)       On December 31, 2026, which date may be extended for up to 3 years in the sole discretion of the Managing Member.

(b)       upon the election by the Managing Member to dissolve the Company, which election may be made if, at any time, the Managing Member determines, in its sole discretion, that it is no longer in the best interests of the Members to continue the Company;

(c)       upon the bankruptcy, dissolution, resignation, termination, expulsion or dissolution of the Managing Member, unless the business of the Company is continued by the consent of Members holding a majority of the Membership Interests held by all of the Members, within one hundred twenty (120) calendar days following the occurrence of any such event;

(d)       upon the determination by the Managing Member, in its sole discretion, that an exemption from the registration requirements of the 1940 Act, the Securities Act or the Securities Exchange Act of 1934, as amended, is no longer likely to be available to the Company or that there is a reasonable likelihood that the Company will no longer be taxable as a partnership for federal income tax purposes;

(e)       upon an election to conduct an orderly liquidation and to dissolve the Company by a vote of the holders of Members holding more than 75% of the outstanding Membership Interests;

(f)       upon the entry of a decree of judicial dissolution under the Act.

7.2.       Procedure for Winding Up and Dissolution.

If the Company is dissolved, the Managing Member shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first to creditors of the Company, including Members who are creditors, in satisfaction of the liabilities of the Company, and then, to the Members and the Managing Member in accordance with Section 4.3.

7.3.       Filing of Certificate of Cancellation.

Upon completion of the affairs of the Company, the Managing Member shall promptly file the Certificate of Cancellation of Certificate of Formation (or similar document as may be required) with the Secretary of State. If there is no Managing Member, then the Certificate of Cancellation shall be filed by the remaining Members; if there are no remaining Members, the Certificate shall be filed by the last Person to be a Member; if there is neither a Managing Member, remaining Members, nor a Person who last was a Member, the Certificate shall be filed by the legal or personal representatives of the Person who last was a Member.

Article VIII. BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

8.1.       Books and Records.

(a)       Managing Member to Maintain.

The Managing Member shall keep or cause to be kept complete and accurate books, records, and financial statements of the Company and supporting documentation of transactions with respect to the conduct of the Company’s business. The books, records, and financial statements of the Company shall be maintained on the accrual basis, or modified accrual basis, of accounting in accordance with generally accepted accounting principles.

(b)       Location and Form.

All books, records, and financial statements required to be maintained by the Company under the Act, shall be available at the Company’s office within the State of California. The Company may maintain its books and records in other than paper form if such form is capable of conversion into paper form within a reasonable time.

8.2.       Access to Books and Records; Confidential Information.

(a)       Available Upon Request.

Upon the reasonable request of a Member for a purpose reasonably related to the interest of that Member, the Managing Member shall permit any Member to inspect, at the offices of the Company, any books and records required to be maintained and made available by the Company under the Act. Such request of a Member shall be in writing and shall state the purpose of the request.

(b)       Confidential Information.

The Managing Member shall have the right to keep confidential from the Members, for such period of time as the Managing Member deems reasonable, any information that the Managing Member reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Managing Member in good faith believes is not in the best interest of the Company or could damage the Company or its business or that the Company is required by law or by agreement with a third party to keep confidential.

All books, records, financial statements, tax returns, budgets, business plans and projections of the Company, all other information concerning the business, affairs and properties of the Company and all of the terms and provisions of this Agreement shall be held in confidence by the Members and their respective Affiliates, subject to any obligation to comply with (a) any applicable law, (b) any rule or regulation of any legal authority or securities exchange or (c) any subpoena or other legal process to make information available to the Persons entitled thereto. Such confidentiality shall be maintained to the same degree as a reasonable person maintains its own confidential information and shall be maintained until such time, if any, as any such confidential information either is, or becomes, published or a matter of public knowledge. Prior to the disclosure of any confidential information, the Managing Member may, in its sole discretion, require the applicable Member to execute a non-disclosure agreement in such reasonable form as determined by the Managing Member.

(c)       Tax Information.

The Managing Member shall send or shall cause to be sent to each Member such information as is necessary to complete federal and state income tax or information returns within ninety (90) calendar days after the end of each fiscal year of the Company, unless that deadline is extended according to law, in which case the Managing Member shall give notice of such extension.

8.3.       Annual Accounting Period.

The annual accounting period of the Company shall be its taxable year. The Company’s taxable year shall be selected by the Managing Member, subject to the requirements and limitations of the Code.

8.4.       Tax Matters Partner.

The Managing Member shall be the Tax Matters Partner for purposes of IRC Section 6231(a)(7), and shall have all the authority granted by the Code to the Tax Matters Partner.

8.5.       Tax Elections.

The Managing Member shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation, elections under IRC Section 754, and elections with respect to the treatment of tax liabilities related to audit adjustments. The decision to make or not make an election shall be at the Managing Member’s sole and absolute discretion.

8.6.       Reports.

The Managing Member will use its best efforts to cause the delivery to each Member, within ninety (90) calendar days after the end of each taxable year of the Company, such information as may be necessary for the preparation of such Member’s U.S. federal income tax returns.

Article IX. REPRESENTATIONS AND WARRANTIES OF MEMBERS

Each Member hereby represents, warrants and covenants to the Company that, as of the date hereof:

9.1       Investment Representation.

The Member has acquired or is acquiring his, her or its Membership Interests in good faith for his, her or its own account, for investment purposes only and not with a view to or for the distribution, resale, subdivision, fractionalization or disposition thereof, and the Member has no present interest of selling or otherwise distributing such Membership Interests. The Member is or will be the sole party in interest in his, her or its Membership Interests and as such is or will be vested with all legal and equitable rights in such Membership Interests.

9.2       Sophistication of the Member.

The Member either has a preexisting personal or business relationship with the Company, the Managing Member or the Managing Member’s managers, or, by reason of his or her business or financial experience or the business or financial experience of his or her professional advisors, who are unaffiliated with and not compensated by the Company, directly or indirectly, has the capacity to protect his, her or its own interests in connection with this investment. The Member is able to bear the economic risk of an investment in his, her or its Membership Interests and can afford to sustain a total loss on such investment. The nature and amount of the Member’s investment in such Membership Interests is consistent with his or her investment objectives, abilities and resources.

9.3       Consultation with Attorney.

The Member has been advised to consult with its own attorney regarding all legal and tax matters concerning an investment in the Membership Interest, including, but not limited to, the suitability of an investment in the Membership Interest under ERISA, and has done so to the extent it considers necessary. The Member acknowledges and understands that the interests of each Member may be different with respect to this Agreement from the interests of each other Member, and the Member waives any conflict of interest that may exist with respect to the preparation of this Agreement.

9.4       Conflicts of Interest / Corporate Opportunity.

(a)        Each Member hereby agrees and acknowledges that TwinRock Partners, LLC, the managing member of the Managing Member, through various Affiliates, currently owns proprietary interests in and/or manages other investment properties and investment funds that acquire real estate. In addition, TwinRock Partners, LLC and its Affiliates may directly or indirectly engage in future activities in which their interests or the interests of their clients may conflict with the Company’s interests, or which may include transactions in similar assets as those held by the Company and/or assets located in the same geographic areas as properties purchased by the Company. In addition, TwinRock Partners, LLC, may directly or indirectly acquire proprietary interests in, manage or advise other real estate funds, vehicles or accounts that have investment objectives similar to or the same as the Company’s and/or that engage in transactions involving the same type of property and in the same geographic area as the properties the Company acquires.

(b)        Each Member hereby agrees and acknowledges that, TwinRock Partners, LLC and/or its Affiliates may give advice or take action with respect to its existing or future properties in which it holds a proprietary interest, that may differ from the advice given, or may involve a different timing or nature of action taken, than is given or taken with respect to the Company. Because of different objectives or other factors, TwinRock Partners, LLC, or one of its Affiliates may purchase, or advise third parties to purchase, real estate or other assets at a time when the Company is selling similar property or assets. They may also, in the ordinary course of business, possess, or come into possession of, information relevant to the Company’s investment activities that they may be prohibited from using in connection with the Company, or disclosing to the Company, or that they may elect not to disclose.

(c)       Each Member hereby agrees and acknowledges that neither TwinRock Partners, LLC, the Managing Member nor any of their Affiliates will have any duty, responsibility or obligation to refrain from (a) engaging in the same or similar activities or lines of business as the Company; (b) doing business with any potential or actual tenant, lender, purchaser, supplier, customer or competitor of the Company or any fund; or (c) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual tenants, lenders, purchasers, suppliers or customers of the Company or any fund. In addition, any decisions by the Managing Member to renew, extend, modify or terminate an agreement or arrangement, or enter into similar agreements or arrangements in the future, may benefit the Company, TwinRock Partners, LLC, or its Affiliates more than another or limit or impair the ability of the Company to pursue business opportunities.

(d)       Each Member hereby agrees and acknowledges that third parties may require as a condition to their arrangements or agreements with or related to TwinRock Partners, LLC, the Company or any one particular Affiliate, that such arrangements or agreements include or not include the Company or another Affiliate, as the case may be. Any of these decisions may benefit the Company, TwinRock Partners, LLC, or one of their Affiliates more than another. The Managing Member also has the right, in its sole discretion, to determine whether TwinRock Partners, LLC, or any of its Affiliates, may co-invest with the Company with respect to any particular investment. In addition, the Company may acquire properties, or interests therein from, and sell properties or interests therein to, TwinRock Partners, LLC, the Company’s Affiliates or the Affiliates of the Managing Member, from which TwinRock Partners, LLC, the Managing Member or its Affiliates may derive profit.

(e)       Each Member hereby waives any conflicts of interest that may now or in the future be deemed to exist related to the matters set forth above, and shall be deemed to irrevocably consent to the current and future participation of the Managing Member, Twin Rock Partners, LLC or their Affiliates, in any Opportunities, and acknowledges and agrees that the same shall not (a) constitute a breach of any fiduciary duty the Managing Member or its Affiliates may owe to the Company or the Members, (b) constitute a breach of the corporate opportunity doctrine or any other legal doctrine, or (c) be deemed a conflict of interest.

Article X. GENERAL PROVISIONS

10.1.       Assurances.

Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Managing Member deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

10.2.       Notifications.

Any notice, demand, consent, election, offer, approval or request (collectively a “Notice”) required or permitted under this Agreement must be in writing and delivered either personally, by facsimile, electronic mail, or by overnight courier. Any Notice to be given hereunder by the Company shall be given by the Managing Member. A Notice must be addressed to the Member at the Member’s last known address, facsimile number or email address on the records of the Company. A Notice to the Company must be addressed to the Company’s principal office. A Notice delivered personally will be deemed given only when acknowledged in writing by the Person to whom it is delivered. A Notice that is sent by mail will be deemed given three (3) business days after it is mailed. A Notice that is sent by facsimile, electronic mail, or by courier will be deemed given one (1) business day after it is couriered or sent via facsimile or electronic mail. Any party may designate, by notice to all of the others, substitute addresses, facsimile numbers or email addresses for Notices; and, thereafter, Notices are to be directed to those substitute addresses, facsimile numbers or email addresses.

10.3.       Specific Performance.

The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies that may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act that would constitute a breach or (ii) compelling the performance of any obligation that, if not performed, would constitute a breach.

10.4.       Integration.

This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may only be amended in accordance with Section 10.12.

10.5.       Applicable Law.

All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law (not the law of conflicts) of the State of Delaware.

10.6.       Headings.

This Agreement includes headings as a matter of convenience only; they do not define, limit, or describe the scope of this Agreement or the intent of its provisions.

10.7.       Binding Provisions.

This Agreement is binding upon, and to the limited extent specifically provided herein, inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors, and assigns.

10.8.       Jurisdiction and Venue.

Any suit involving any dispute or matter arising under this Agreement may be brought only in the federal and state courts located in Orange County, California. All Members hereby consent to the exercise of personal jurisdiction by any such courts with respect to any such proceeding.

10.9.       Interpretation.

Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in context require.

10.10.       Separability of Provisions.

Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of those portions of this Agreement that are valid.

10.11.       Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring Membership Interests, upon the execution of the subscription documents of such Membership Interests, and the acceptance of such subscription by the Managing Member.

10.12.       Amendments to this Agreement and Certificate of Formation.

The Managing Member may, at any time, and without the approval of the Members, amend this Agreement for any reason, including, but not limited to, effecting reasonable increases in the amount of fees due to the Managing Member hereunder; provided, however, no amendment shall, without the prior written approval of the Member to be adversely affected: (i) enlarge the obligation of a Member to make Capital Contributions to the Company; (ii) enlarge the liability of any Member or the Managing Member; (iii) reduce or adversely affect the compensation and fees to be paid to the Managing Member, or the Company’s indemnification obligations to the Managing Member; or (iv) amend Section 10.12 of the Agreement.

All amendments to the Agreement shall be in writing. With respect to amendments requiring the consent of the Members, the Managing Member shall seek the written consent of the Members on the proposed amendment or shall call a meeting to consent thereon and to transact any other appropriate business. For the purposes of obtaining a written consent, the Managing Member may require a response within a specified time period, and failure to respond within such time period shall constitute a consent that is consistent with the Managing Member’s recommendation with respect to the proposal. Except as otherwise provided for in this Agreement, a proposed amendment required to be approved by Members, shall be adopted if it receives the affirmative vote of Members entitled to vote, holding a majority of the Membership Interests held by all of the Members entitled to vote.

[SIGNATURE PAGE TO AMENDED AND RESTATED OPERATING AGREEMENT FOR ROCK FUND VII-A, LLC]

IN WITNESS WHEREOF, the undersigned has executed, or caused this Agreement to be executed, as of the date first above written.

MANAGING MEMBER:	TRP MANAGEMENT VII LLC, a Delaware limited liability company

Date: __________________	By:
Alexander Philips, Manager of TwinRock Partners, LLC, managing member of TRP Management VII LLC